Exhibit 10.1b

FIRST AMENDMENT AND EXTENSION

FIRST AMENDMENT AND EXTENSION, dated as of March 11, 2009 (this “First Amendment”), to the Amended and Restated Investment Advisory Agreement, dated as of March 31, 2008 (the “Management Agreement”), by and between Anthracite Capital, Inc. (the “Company”), a Maryland corporation, and BlackRock Financial Management, Inc. (the “Investment Manager”), a Delaware corporation.

WHEREAS, the Company desires to retain the Investment Manager to acquire, sell and otherwise manage the investments of the Company and to perform certain supervisory services for the Company in the manner and on the terms set forth in the Management Agreement and herein;

WHEREAS, Section 7 of the Management Agreement provides, among other things, that successive extensions to the Management Agreement, each for a period not to exceed one year, may be made by agreement between the Company and the Manager, with the approval of a majority of the Unaffiliated Directors (as defined in the Management Agreement);

WHEREAS, Section 5 of the Management Agreement provides for compensation of the Investment Manager;

WHEREAS, on March 11, 2009, the Unaffiliated Directors approved the extension of the Management Agreement and approved amendments to the terms of the compensation of the Investment Manager, in each case in accordance with the terms hereof;

WHEREAS, Section 12 of the Management Agreement provides that the Management Agreement shall not be amended, changed, modified, terminated or discharged in whole or in part except by an instrument in writing signed by all parties thereto, or their respective successors or assigns, or otherwise as provided therein; and

WHEREAS, the Investment Manager and the Company are all the parties to the Management Agreement and have agreed, subject to the terms and conditions hereof, to amend the Management Agreement.

NOW THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1. Extension.  The term of the Management Agreement, as amended hereby and as may be further amended, restated, supplemented or otherwise modified from time to time, shall be extended for one year with such term expiring on March 31, 2010 pursuant to Section 7 of the Management Agreement.

2. Amendments to the Management Agreement.

(a) Section 5(c) of the Management Agreement is hereby amended and restated in its entirety as follows:

One hundred percent (100%) of the base management fee and the incentive fee shall be payable to the Investment Manager in Common Stock, provided, that (i) if the Common Stock is at any time not listed on the New York Stock Exchange or (ii) if stockholder approval is required for any issuance of the Common Stock and such required stockholder approval has not been obtained, the base management fee and the incentive fee, and any accrued base management fees and incentive fees, shall be payable to the Investment Manager in cash.  Notwithstanding the foregoing, the Unaffiliated Directors and the Investment Manager may from time to time mutually agree to defer the payment of any base management fee and incentive fee, in whole or in part, and such deferred payments shall be payable in cash unless the Unaffiliated Directors and the Investment Manager mutually agree otherwise.

(b) Section 5(f) of the Management Agreement is hereby amended and restated in its entirety as follows:

Subject to Section 5(c), the Company shall pay to the Investment Manager, which payment shall be part of the base management fee, a number of shares of Common Stock equal to one half of one percent (0.5%) of the total number of shares of Common Stock outstanding as of the tenth trading day of the Window Period that commences in the fourth quarter of each year or, if there is no such Window Period, as of December 31 of each year, unless the Unaffiliated Directors and the Investment Manager mutually agree otherwise.  The Company shall pay such shares as soon as practicable after calculation of the shares payable.

(c) All other terms of the Management Agreement remain unchanged.

3. Assignment.  This First Amendment may not be assigned without the prior written consent of all the parties to this First Amendment. For the foregoing purposes, “assigned” shall have the meaning ascribed to it under the Investment Advisers Act of 1940, as amended, and the rules promulgated thereunder.

4. Notices.  Any notice under this First Amendment shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

5. Governing Law.  This First Amendment shall be construed in accordance with the laws of the State of New York for contracts to be performed entirely therein without reference to choice of law principles thereof.

6. Severability.  The invalidity or unenforceability of any provision of this First Amendment shall not affect the validity of any other provision, and all other provisions shall remain in full force and effect.

7. Entire Agreement.  This instrument contains the entire agreement between the parties as to the rights granted and the obligations assumed in this instrument.

8. Counterparts.  This First Amendment may be signed by the parties in counterparts which together shall constitute one and the same agreement among the parties.

9. Manager Brochure.  The Company hereby acknowledges that it has received from the Investment Manager a copy of the Investment Manager’s Form ADV, Part II, at least forty-eight hours prior to entering into this First Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers, all as of the date and the year first above written.

ANTHRACITE CAPITAL, INC.

/s/ Chris A. Milner
Name: Chris A. Milner
Title: Chief Executive Officer

BLACKROCK FINANCIAL MANAGEMENT, INC.

/s/ Richard M. Shea
Name: Richard M. Shea
Title: Managing Director